EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our reports dated January 23, 2007 on the statements of condition and related bond portfolios of Van Kampen Unit Trusts, Municipal Series 630 (New York Insured municipals income trust, Series 193 and Ohio Insured Municipals Income Trust, Series 147) as of January 23, 2007 contained in the Registration Statement on Form S-6 and in the Prospectuses. We consent to the use of our reports in the Registration Statement and in the Prospectuses and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm" in Prospectus Part II.


                                                              GRANT THORNTON LLP


New York, New York
January 23, 2007